Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2014, with respect to the combined financial statements of the accommodations business of Oil States International, Inc. included in the Registration Statement (Form S-4) of Civeo Canadian Holdings ULC and the related Proxy Statement/Prospectus of Civeo Corporation.

/s/ Ernst & Young LLP

Houston, Texas

December 31, 2014